Medical Staffing Network Holdings Announces
                  Record Revenues for the First Quarter Of 2003

                    Revenue Growth of 40% Over Prior Year


    BOCA RATON, Fla., May 12 /PRNewswire-FirstCall/ -- Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported record revenues of $144.4 million for the first quarter of 2003, which is an increase of 39.9% over revenues of $103.2 million for the first quarter of 2002. Net income increased to $5.2 million, or $0.17 per diluted share, for the first quarter of 2003 compared with $2.8 million, or $0.13 per diluted share, for the prior year first quarter.

    Gross profit increased to $34.5 million, or 31.1%, for the first quarter of 2003 from $26.3 million during the same period in 2002 as a result of the growth in revenues. The gross margin of 23.9% for the first quarter of 2003 decreased from the gross margin of 25.5% for the first quarter of 2002. The decrease is attributable to the impact of higher compensation and other direct costs related to our healthcare professionals.

    Selling, general and administrative expenses decreased to 14.4% of revenues in the first quarter of 2003 from 14.6% for the first quarter of 2002, due, in part, to the maturation of the Company's 2002 de novo branches. Corporate and administrative expenses remained flat at 1.6% of revenues for the first quarter of 2003 and 2002.

    Commenting on the first quarter's record results, Robert J. Adamson, president and chief executive officer of Medical Staffing Network Holdings, Inc., stated, "Our record revenue for the quarter is reflective of the strength of the MSN brand, the quality of the services we provide to our clients, the superior employment opportunities and benefit programs offered to our healthcare staff and, of course, our diversified growth initiatives. Our ability to post materially higher revenue growth rates than our competitors is partially a function of the better operating dynamics of the per diem staffing sector and the fact that we are also benefiting from the continued maturation of our de novo and branch-in-branch (BiB) programs. We remain confident that, over time, our significant investment in and the near-term dilutive effect of our growth initiatives will be offset by our ability to grow our market share even during difficult market conditions.

    "Demand for temporary nurses is currently going through a period of contraction as hospitals are experiencing flat to declining admission rates and are placing greater reliance on full-time staff overtime and increased nurse patient loads. We believe that the underlying factors that contribute to the growing national shortage of qualified healthcare professionals, particularly registered nurses, will result in sustainable long-term growth for our industry. However, as we work through this softer market, we do have the benefit of being a well diversified healthcare staffing company and, perhaps most importantly, MSN continues to gain market share in its core business, the estimated $7 billion per diem nurse staffing segment.

    "I am pleased to announce that we have completed our full target of BiB sites for 2003 during the first four months of the year. We achieved the opening of 44 BiB sites by redirecting resources from our nurse de novo management team. There is a great deal of upside potential in further expansion of our de novo activity, but we have decided to put new office openings on hold until we see market conditions strengthen. In an effort to provide our services more cost effectively, the Company has enhanced its IT platform to network together client and employee databases in contiguous markets. Additionally, we recently launched our MSN/Visa Direct Pay Debit Card that enables our per diem healthcare professionals to have their earnings electronically transferred on to a Visa label debit card on a daily basis, eliminating the requirement of visiting the local office to collect a paycheck. These enhancements enable us to expand the geographical coverage areas of our per diem offices. As a result, we will be able to service current markets with fewer brick and mortar sites. The Company will take a charge in the second quarter for this restructuring. We have not yet finalized our restructuring plan, so the exact amount of the charge is uncertain. We expect that it will be material to net income for the second quarter, but we do not expect it to result in a loss for the quarter or to adversely impact the operating results of any subsequent quarter. We further expect this restructuring to improve the operating results that would otherwise have been generated in the second half of 2003 and beyond.

    "While we are confident that the long-term fundamentals for the healthcare staffing industry remain intact, market factors have reduced visibility for future earnings. Due to this reduced visibility, we are withdrawing our prior annual guidance for the year ending December 28, 2003. We plan to have our restructuring plan finalized by the end of May and will provide further information as to the charges related to the plan and our earnings guidance for the second quarter and full year 2003 at that time."


    Business Development Initiatives


    In the first quarter of 2003, the Company completed the acquisition of Saber-Salisbury Group (SSG), a leading provider of per diem certified registered nurse anesthetists (CRNA). The acquisition of SSG is consistent with the Company's strategy to expand its product offerings and market share. SSG is expected to contribute revenues of over $10 million in 2003. The Company believes that, with the acquisition of SSG, it is the largest provider of CRNA staffing services in the country.

    Medical Staffing Network opened four de novo offices during the first quarter of 2003 and 35 BiB locations.


    Conference Call


    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Tuesday, May 13, 2003. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.companyboardroom.com.


    Company Summary


    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company owns and operates the country's most extensive network of healthcare staffing branches consisting of over 180 offices in 44 states. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.


    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the company's ability to enter into contracts with healthcare facility clients on terms attractive to the company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


                   MEDICAL STAFFING NETWORK HOLDINGS, INC.
               Condensed Consolidated Statements of Operations
                    (in thousands, except per share data)


                                                     Three Months Ended
                                                   March 30,       March 31,
                                                     2003            2002
                                                         (unaudited)

    Service revenues                                $144,419       $103,228
    Cost of services rendered                        109,892         76,883
    Gross profit                                      34,527         26,345

    Operating expenses:
     Selling, general
    and administrative                                20,769         15,044
     Corporate and administrative                      2,299          1,666
     Depreciation and amortization                     1,624            852
    Total operating expenses                          24,692         17,562

    Income from operations                             9,835          8,783
    Interest expense, net                              1,159          4,040

    Income before provision
     for income taxes                                  8,676          4,743
    Provision for income taxes                         3,470          1,946

    Net income                                         5,206          2,797
    Dividends on convertible
     preferred stock                                      --          2,458

    Income available to
     common stockholders                              $5,206           $339

    Net income per share:
     Basic                                             $0.17         $12.78
     Diluted                                           $0.17          $0.13

    Weighted average number of
     common shares outstanding:
    Basic                                             30,161             27
    Diluted                                           31,162         21,970

    Operating Statistics:
    Hours worked by
     healthcare professionals                          3,551          2,897



                   MEDICAL STAFFING NETWORK HOLDINGS, INC.
                    Condensed Consolidated Balance Sheets
                                (in thousands)


                                                   March 30,       Dec. 29,
                                                      2003           2002
                                                   (unaudited)
                                    ASSETS

    Current assets:
     Cash and cash equivalents                        $3,995         $4,595
     Accounts receivable, net                         97,462         93,780
     Other current assets                              9,402         10,221
      Total current assets                           110,859        108,596

    Furniture, fixtures and office equipment, net     13,781         12,643
    Goodwill, net                                    124,792        114,437
    Other assets, net                                 12,338         12,407
      Total assets                                  $261,770       $248,083


                     LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
     Accounts payable                                 $4,620         $5,149
     Accrued payroll and related liabilities           8,330          9,366
     Current portion of long-term debt                10,395          8,775
     Other current liabilities                         4,313          4,160
      Total current liabilities                       27,658         27,450

    Long-term debt, net of current portion            76,605         69,225
    Other long-term obligations                        6,329          5,740
      Total liabilities                              110,592        102,415

    Total stockholders' equity                       151,178        145,668


      Total liabilities and stockholders' equity    $261,770       $248,083